Exhibit 10.2

OLD DOMINION ELECTRIC COOPERATIVE

EXECUTIVE DEFERRED COMPENSATION PLAN

This Executive Deferred Compensation Plan (the “Plan”) is made and entered into by Old Dominion Electric Cooperative (the “Cooperative”), a tax-exempt employer, for the purpose of providing deferred compensation to designated management and executive employees.

1. Eligibility to Participate.

(a) Participation in the Plan is restricted to those executive employees designated by the Board of Directors (the “Board”) of the Cooperative who are generally responsible for ongoing Cooperative operations, responsible for and have general supervision over the Cooperative’s overall financial condition, setting and executing overall corporate policies and practices, and supervising large numbers of employees and who elect to participate in the Plan by agreeing to a deferral of a portion of their current compensation on forms provided by the Cooperative. Designated participants in the Plan are listed on the attached Exhibit A.

(b) Compensation may be deferred for any calendar month by salary reduction only if an agreement providing for the deferral has been entered into before the first day of the month in which the compensation is paid or made available. For new employees, participation may begin when first eligible if the agreement providing for the deferral is entered into on or before the first day on which the Participant performs services for the Cooperative.

2. Deferral Limitations.

(a) Annual deferrals shall not in any event exceed 100% of the Participant’s annual compensation by the Cooperative before deferral, nor exceed $15,000 (for 2006), as adjusted under Internal Revenue Code of 1986, as amended (the “Code”) Section 457(e)(15) from time to time (the “Deferral Limit”), during any year the Cooperative is tax-exempt and subject to Code Section 457.

(b) During each of the last three years before the Participant attains the normal retirement age under the Cooperative’s primary pension plan, the Deferral Limit provided in the preceding sentence (but not the 100% limit) shall be increased to the lesser of

(i) two times the Deferral Limit or

(ii) the Deferral Limit plus the amount the Participant was eligible to, but did not defer under the Plan (or a predecessor plan).

3. Deferred Compensation Account. The Cooperative shall establish for each individual participating in the Plan a deferred compensation account. No funds shall be set aside by the Cooperative for payment under the Plan, and each Participant shall be a general, unsecured creditor of the Cooperative.

4. Allocations to Accounts.

(a) The Cooperative shall credit to the account of each individual participating in the Plan an amount equal to the amount selected in a preceding month by the Participant for deferral of compensation otherwise subsequently payable to the Participant during a year, subject to the limitations of Section 2.

(b) In addition to the allocations provided in subsection (a), the Cooperative may credit additional amounts to the account of a Participant participating in the Plan from time to time at the discretion of the Cooperative, provided that the allocations when combined with those of subparagraph (a) do not exceed the limitations of Section 2.

5. Earning and Losses. All amounts credited under the terms of the Plan to a deferred compensation account maintained in the name of a Participant by the Cooperative shall be credited with earnings and losses equal to those made by an investment in one or more of the investment funds of the Homestead Funds, Inc., a regulated investment company, as designated by the Participant or the Cooperative as provided in Section 6.

6. Investment Selections. The Cooperative shall elect to either determine the investments to be made for the Participant’s account within the Homestead Funds or shall permit the Participants to each select the investment to be made for the Participant’s account within the Homestead Funds by selecting one of the two options following:

☒	Each Participant shall determine the investment fund or funds into which the Participant’s account is invested. The amounts credited to the deferred compensation account, including gains and losses, shall be retained by the Cooperative until the entire amount credited to the account has been distributed to the Participant or to the Participant’s beneficiary in accordance with a written designation which has been delivered to the Cooperative.

OR

☐	The Board of Directors shall determine the investment fund or funds into which the Participant’s account is invested. The amounts credited to the deferred compensation account, including gains and losses, shall be retained by the Cooperative until the entire amount credited to the account has been distributed to the Participant or to the Participant’s beneficiary in accordance with a written designation which has been delivered to the Cooperative.

7. Distributions. Distributions under the Plan shall commence at such time and be made in such form as follows:

(a) Distribution Events:

(i) Severance of Employment: A Participant has a severance of employment upon termination of employment, retirement or death.

(ii) Unforeseeable Emergencies: A distribution may be made if requested by a Participant due to an unforeseeable emergency. An unforeseeable emergency is defined as a severe financial hardship of the Participant or beneficiary resulting from an illness or accident of the Participant, their spouse or dependent, the beneficiary, their spouse or dependent, loss of the Participant or beneficiary’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or beneficiary. A distribution under this subparagraph may not be made if the emergency is or may be relieved through reimbursement or compensation from insurance, or otherwise; by liquidation of the Participant’s assets, to the extent that the liquidation of such assets would not itself cause severe financial hardship or by cessation of deferrals under this Plan.

(iii) Minimum Required Distributions: This Plan will begin lifetime distributions to the participant no later than April 1 of the calendar year following the later of the calendar year in which the Participant attains age 70 1/2 or the calendar year in which the Participant retires.

(iv) In addition, distributions may be made pursuant to a domestic relations order determined to be qualified under Section 414(p) of the Code.

(v) If no initial election is made by a participant or beneficiary under this Section 7, then the amounts deferred under this Plan are considered made available and taxable to the Participant at the earliest time, on or after severance of employment (but in no event later than the date on which distributions must commence due to the Participant’s attainment of age 70 1/2) that distributions are permitted to commence

(b) Forms and Timing of distributions:

(i) A Participant may elect a distribution, prior to termination of the Participant’s services to the Cooperative, of the amount credited to the Participant’s account under this Plan in the following form:

(A) annual installments. The number of installments shall be such as to qualify under Code Section 457(d)(2).

(B) single sum

(C) annual installment/single sum combination

(D) transfer in-kind

Distributions will commence 60 days after severance from employment unless during the 30-day period immediately following the severance, the Participant elects to commence benefits at a later date or elects to receive the distribution in installments. In addition, one additional deferral election may be made not less than 30 days prior to the date payment would otherwise be made. Distributions may not be deferred later than the April 1 of the year the Participant attains age

70 1/2. Once commenced, the number of installments shall not be changed or accelerated, except by the application of Section 8. Payments shall be made at such time and in such form as provided in distribution forms provided by the Cooperative.

(ii) If a Participant should die before distribution of the full amount of the account described in this Plan has been made to the Participant, any remaining amounts shall be distributed to the Participant’s beneficiary by the method designated by the Participant on distribution forms provided by the Cooperative at the time the Participant selected the number of distribution installments. The Participant may designate a payment of a lump sum or the continued payment of the Participant’s elected number installments to the beneficiary if distribution has begun. If distribution has not begun before death of the Participant, payment to the beneficiary shall be made in a lump sum or not more than five installments. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, the amount credited to the account shall be distributed to the Participant’s estate in a lump sum distribution as soon as administratively feasible following the Participant’s death.

(iii) The Participant may change the designation of beneficiary at any time. The Participant may change the method of distribution in writing delivered to the Cooperative before termination of services to the Cooperative.

(c) Earnings and losses shall continue to be credited to the funds remaining in the account as if the Participant had not terminated services with the Cooperative. Each installment payment shall be based on the amount then credited to the Participant’s account. The final installment will be the balance of the account and any earnings or losses credited to such date.

(d) Unless the Cooperative elects otherwise, if the Participant’s services with the Cooperative and all other related employers of the Cooperative (as determined under Section 414 of the Code) terminates for any reason, and the Participant within three months begins rendering services for another company that is a member of the National Rural Electric Cooperative Association, termination shall be deemed to occur when the Participant terminates services with the new company.

(e) If a severance of employment is treated under subsection (d), a transfer is permitted if the following conditions are met—

(i) The transferring plan provides for the transfer;

(ii) The receiving plan provides for the receipt of transfers;

(iii) The participant whose amounts deferred are being transferred will have an amount deferred immediately after the transfer at least equal to the amount deferred with respect to that participant or beneficiary immediately before the transfer; and

(iv) For a Participant, the participant has had a severance from employment with the transferring employer and is performing services for the entity maintaining the receiving plan.

If such transfer is agreed to, it shall be conditioned upon the release of the Cooperative’s obligation to the Participant under this Plan and any preceding plan.

8. Acceleration of Distributions.

(a) The Cooperative may, in its sole discretion, accelerate the payment of some or all of any installment payments that may have been elected by a Participant upon a good faith showing of a hardship financial need arising from an unforeseeable emergency, as defined in Section 7(a)(ii), such as severe financial hardship resulting from sudden and unexpected illness or accident of the Participant or a dependent, loss of property due to casualty or other similar extraordinary and unforeseeable circumstances beyond the control of the Participant.

(b) Acceleration may not be made to the extent that the hardship is or may be relieved through insurance, by liquidation of the Participant’s assets (except to the extent that liquidation would be a financial hardship) or by cessation of deferrals under this Plan, nor shall acceleration be made beyond the extent necessary to alleviate the hardship.

9. General Administrative Powers and Duties. General administration of the Plan shall be placed in the Board. The Board shall have the power to take all actions required to carry out the provisions of the Plan and shall further have the following powers and duties which shall be exercised in a manner consistent with the provisions of the Plan:

(a) To construe and interpret the provisions of the Plan and make rules and regulations under the Plan to the extent deemed advisable by the Board,

(b) To decide all questions as to eligibility to become a Participant in the Plan,

(c) To file or cause to be filed all such reports and other statements as may be required by any federal or state statute, agency or authority for the Plan, and

(d) To do such other acts as it deems reasonably required to administer the Plan in accordance with its provisions or as may be provided for or required by law for the Plan.

10. Establishment of a Rabbi Trust. The Cooperative shall establish a Rabbi Trust and contribute assets to the Rabbi Trust sufficient to pay the Participant’s deferred compensation account. The assets held in the Rabbi Trust shall be subject to the claims of the Cooperative’s creditors only in the event of the Cooperative’s insolvency. The Participant shall not have any right, title or interest in and to the assets of the Rabbi Trust, except for rights to benefit payments in accordance with the terms of this Plan. For purposes of this Plan, “Rabbi Trust” means a grantor trust within the meaning of Code Sections 671 through 679 that shall be established by the Cooperative to provide for the payment of all the benefits payable to the Participant under this Plan.

11. Grant of Discretion. In discharging the duties assigned to it under the Plan, the Board and its delegates have the discretion and final authority to interpret and construe the terms of the Plan; to determine coverage and eligibility for and amount of benefits under the Plan; to adopt, amend, and rescind rules, regulations and procedures pertaining to its duties under the Plan and the administration of the Plan; and to make all other determinations deemed necessary or advisable for the discharge of its duties or the administration of the Plan. The discretionary authority of the Board and its delegates is final, absolute, conclusive and exclusive, and binds all parties so long as exercised in good faith. Any judicial review of any decision of the Board or its delegates shall be limited to the arbitrary and capricious standard of review.

12. Claim Adjudicator. All claims for benefits under the Plan shall be determined by the Cooperative.

13. Claim Procedure. Upon the submission of a claim for benefits under the Plan to the Cooperative, notice of a decision with respect to the claim shall be furnished within 90 days. If circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Cooperative to the claimant prior to the expiration of the initial 90-day period. If such claim is wholly or partially denied, such notice shall be in writing and set forth the reason or reasons for the denial and an explanation of the claims review procedure. If the claimant is not notified of the decision in accordance with this Section, such claim shall be deemed denied and the claimant shall then be permitted to proceed with the claims review procedure provided below.

14. Claims Review Procedure.

(a) Within 90 days following receipt of notice of a claim denial, the claimant must file an appeal of the denial of a claim in writing with the Board requesting a review of such denial.

(b) Prior to a decision on the appeal by the Board, the claimant or the claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing for consideration. The issues and comments submitted by a claimant or the claimant’s duly authorized representative shall supplement the administrative record on which the appeal is to be decided and should contain all of the additional information the claimant wishes to be considered in the review.

(c) Within 60 days following receipt of an appeal, the Board shall render a written decision. If circumstances require an extension of time for reviewing an appeal, written notice of the extension shall be furnished to the claimant or the claimant’s authorized representative prior to the commencement of the extension.

(d) The Board’s decision on the appeal shall be in writing and shall set forth (a) the reason or reasons for the decision and (b) specific reference to pertinent provisions of the Plan on which the decision is based.

15. Unsecured Claim. The right of a Participant or the Participant’s beneficiary to receive a distribution shall be an unsecured claim against the general assets of the Cooperative and neither a Participant nor his or her designated beneficiary shall have any rights in or against any amount credited to any accounts under this Plan or any other assets of the Cooperative. The Plan at all times shall be entirely unfunded for tax purposes and for all other purposes. Any funds invested pursuant to the Plan shall continue for all purposes to be part of the general assets of the Cooperative and available to its general creditors in the event of bankruptcy or insolvency. Accounts under this Plan and any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant’s beneficiary. The Plan constitutes solely a promise by the Cooperative to make benefit payment in the future. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligation or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

16. No Guaranty. Nothing in the Plan shall be interpreted as a guaranty that assets of the Cooperative will be sufficient to pay any benefit of the Plan. The adoption and maintenance of the Plan shall not create any contract of services between the Cooperative and any Participant.

17. Facility of Payment. The Cooperative may establish rules for the administration and distribution of accounts in the event an individual is declared incompetent and a conservator or other person legally charged with that individual’s care is appointed. When the Cooperative determines that such individual is unable to manage his or her own financial affairs, the Cooperative may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Cooperative and the Plan for such individual.

18. Limitation of Liability. Not withstanding any provision to the contrary, neither the Cooperative nor any individual acting as an employee or agent of the Cooperative shall be liable to any Participant, former Participant, designated beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Cooperative or any such employee or agent of the Cooperative. This limitation does not apply to the Cooperative’s obligation to pay the unsecured benefit provided by the Plan.

19. No Waiver or Estoppel. No term, condition or provision of the Plan shall be deemed to have been waived, and there shall be no estoppel against the enforcement of any provision of the Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated in the waiver, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

20. Termination and Amendment. The Cooperative reserves the right to amend or terminate the Plan at any time. Any amounts credited to any account in the Plan shall remain subject to the provisions of the Plan and distribution will not be accelerated because of the termination of the Plan.

21. Choice of Laws. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the state in which the principal office of the Cooperative is located.

IN WITNESS WHEREOF, the Cooperative has duly executed this Plan as of this 30th day of June, 2006.

OLD DOMINION ELECTRIC COOPERATIVE

By	/s/ M. John Bowman
M. John Bowman
Chairman of the Board

EXHIBIT A

EXECUTIVE DEFERRED COMPENSATION PLAN

Designated Participants	Effective Date

Jack Reasor	June 30, 2006